Exhibit 10.13

Execution Version

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of September 15, 2025 (the “Effective Date”), and entered into by and between Polomar Health Services, Inc., Inc. (the “Employer” or the “Company”), a corporation organized in the State of Nevada, and Terrence M.Tierney, (the “Executive”), each a “Party,” or, collectively, the “Parties.”

WHEREAS, the Employer has operations in the drug manufacturing, drug compounding, marketing and distribution sectors; and

WHEREAS, the Executive and the Employer desire to enter into this Agreement on the terms set forth below.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1. Employment Term.

a) The Employer agrees to employ the Executive “at will” pursuant to the terms of this Agreement and the Executive agrees to be so employed. Nothing in this Agreement is intended to create a promise or representation of continued employment or employment for a fixed period of time. The Employer and Executive agree that Executive will commence his employment with the Employer on September 15, 2025, or soon as practical thereafter upon the agreement of the parties (the “Start Date”). The period between the Start Date and the termination of the Executive’s employment shall be referred as the “Term.”

2. Position and Duties.

a) The Employer hereby employs the Executive to serve as the President, Secretary and Chief Executive Officer (“CEO”) of the Employer.

b) As President and CEO of the Employer, the Executive shall: (i) report to the Board of Directors (the “Board”); and (ii) be responsible for the operation, financial and managerial affairs of the Employer and shall have all authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities, and responsibilities as may reasonably be assigned to the Executive by the Board.

c) As Secretary of the Employer, the Executive shall (i) report to the Board; and (ii) be responsible for maintaining the Company’s corporate books and records, prepare and issue Board meeting notices, attend all Board meetings for the purpose of preparing minutes and resolutions, shall have all authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities, and responsibilities as may reasonably be assigned to the Executive by the Board.

d) Executive shall make reasonable best efforts to devote all of his business time, attention, skills, and bests efforts to his position on a full-time basis. Notwithstanding the foregoing, Executive shall be permitted to own equity interests in other privately held companies that do not compete with the Employer and privately held competitors provided Executive does not own more than ten (10%) percent in the aggregate of the voting capital stock of any such competing company on an as-if converted basis and so long as Executive has no active participation in the business of any such competing company, and Executive shall be able to participate in the operations of such companies so long as his participation does not interfere with his role and responsibilities at the Company.

e) Subject to prior approval by the Company, the Executive (i) may serve on the board of directors for up to two (2) other private or public companies; and (ii) subject to notice, but not prior approval, may serve on the board of directors for up to two (2) charitable organizations as recognized under Section 503(c) of the Internal Revenue Code (“IRC”). Notwithstanding, the foregoing, the Executive presently serves on the board of directors of Beat Dyslexia Strong, Inc. d/b/a the BDS Foundation.

f) The Executive will be required to comply with all Employer policies as may exist and be in effect from time to time.

g) The Executive represents and warrants to the Employer that he is under no obligation or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement. The Executive represents and warrants that he will not use or disclose, in connection with his employment by the Employer, any trade secrets or proprietary information or intellectual property in which the Executive or any other person has any right, title or interest and that his employment by the Employer as contemplated by this Agreement will not infringe or violate the rights of any other person.

3. Compensation and Benefits.

a) Base Salary. In consideration for his work under the terms of this Agreement, the Employer shall pay to the Executive a base salary at a rate of $27,750.00 (Twenty Seven Thousand Seven Hundred Fifty and 00/100 dollars) ) per month (“Base Salary”) in accordance with the regular payroll practices of the Employer and subject to such deductions and withholding as are required by law and otherwise elected by the Executive. If the Employment Term ends other than on the last day of a month the last salary payment shall be pro-rated based on the number of days in the month that have passed as of the date of termination.

b) Bonus. Executive will be eligible to receive an annual discretionary cash bonus each fiscal year of employment as determined in accordance with the Company’s annual incentive plan as in effect from time to time and as approved by the Compensation Committee (the “Annual Bonus”), with a target Annual Bonus (the “Target Bonus”) of seventy-five percent (75%) of Executive’s Base Salary. The actual amount of any Annual Bonus shall depend on the level of achievement of the applicable performance criteria established with respect to the Annual Bonus by the Board and the Compensation Committee in their sole reasonable discretion. The Annual Bonus for each fiscal year shall be payable in accordance with the then-current annual incentive plan, generally in January of the following year. Notwithstanding the foregoing, Executive’s target bonus for fiscal year 2025 shall be at the sole discretion of the Compensation Committee and Board.

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c) Sign-on Bonus. Executive shall receive, as an incentive to enter into this Agreement, a one-time bonus (the “Sign-on Bonus”) equal to 125,000 shares of the Company’s restricted common stock (the “Stock”) to be issued and vested over the five (5) month period commencing on the Effective Date. The issuance of the Stock shall comply with Section 409A of the Internal Revenue Code.

d) Grant of Options. On the date this Agreement is executed, the Executive shall receive a nonqualified stock option to purchase one million (1,000,000) shares of the Company’s common stock commencing on the Start Date (“Initial Grant”). The term of the Initial Grant shall be ten (10) years. The exercise price of the options comprising the Initial Grant shall be the 30-day Volume Weighted Average Price (“VWAP”) of the Company’s common stock on the day immediately preceding the date this Agreement is executed (currently $0.20 per share). The terms of this grant shall be subject to and governed by a stock option agreement (the “Award Agreement”) between you and the Company.

e) Vesting Terms. Twenty-five percent (25%) of the options comprising the Initial Grant shall vest on the Start Date with the remaining options vesting rateably in equal installments over a thirty-six (36) month period on the first day of each calendar month, unless sooner accelerated as provided herein with the first such vesting date occurring on the first day of the first complete calendar month immediately after the Start Date and continuing on each first day of each month thereafter.

f) Benefits. Executive shall be eligible to participate in all incentive, savings and retirement plans, practices, policies and programs of the Employer (including the Employer’s Safe Harbor 401(k) Plan) as in effect from time to time to the same extent as other senior executive employees. Executive will be eligible to participate in, and receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Employer (including, to the extent provided, without limitation, medical, dental, vision, life insurance, AD&D, long-term incentive equity plans, and travel accident insurance) as in effect from time to time to the same extent as other senior executive employees.

g) Paid Time Off. Executive shall be entitled to four (4) weeks of paid vacation days per annum and eight (8) paid holidays per calendar year in accordance with the Employer’s policies. The Executive may take five days of paid sick leave pursuant to the laws of the State of New York and additional unpaid sick days with approval. The Employer shall pay Executive for accrued and unused vacation or sick days when Executive’s employment terminates for any reason.

h) Additional Compensation Terms and Limitations. The Executive agrees that, absent a written agreement signed by the Employer, the Executive shall not be entitled to any remuneration of any kind, other than that expressly set forth in this Agreement, for any work or services the Executive performs for, or information the Executive provides to the Employer, or its agents, during the Term. The Executive and the Employer agree that no such promise shall be binding in the absence of a written agreement signed by the Employer and the Executive.

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i) Place of Performance. The principal place of Executive’s employment will be either (i) at the Executive’s office in Staten Island, NY or (ii) at an office location provided by the Employer in the New York, NY area. The Executive acknowledges that the position requires reasonable travel, and the Employer agrees that Executive shall be permitted to commence and conclude business trips to/from his place of residence in New York, NY. In the event that the Employer desires for Executive to relocate, the Employer will provide Executive with (i) not less than three (3) months of advance written notice prior to the expected relocation date and (ii) reasonable relocation fees which shall be mutually agreed by the parties, provided that any requirement by the Employer to require a relocation shall be subject to Executive’s right to terminate for a Good Reason (as defined below).

4. Termination of Employment.

(a) Termination For Cause, due to Death, or Disability; Resignation without Good Reason. In the event the Executive’s employment hereunder is terminated by the Employer for Cause (as defined below), by Executive without Good Reason (as defined below), or by reason of the Executive’s death or Disability (as defined below), then (i) the Employer shall pay to the Executive the Base Salary earned through the date of termination; (ii) the Employer shall reimburse the Executive for any expenses incurred through the date of termination for which the Executive is entitled to reimbursement; (iii) the Executive’s rights under any benefit plans, programs, or arrangements of the Employer shall be determined in accordance with the provisions thereof (clauses (i) through (iii) hereof; and (iv) Executive shall retain all vested portion of the Initial Grant (the items in subparagraphs (i) – (iv) referred to hereinafter as the “Accrued Amounts”). Further vesting of the Initial Grant shall cease, and the Employer shall have no further obligations to Executive.

(b) Termination without Cause; Resignation For Good Reason. In the event the Term is terminated by the Employer without Cause, or because Executive resigns for Good Reason, then: (i) the Employer shall provide the Executive with the Accrued Amounts; (ii) any unvested portion of the Initial Grant shall immediately vest and (iii) upon Employer’s receipt of the Release, Employer shall pay to Executive the lump sum equal to (x) two years of Base Salary together with an amount equal to the Annual Bonus paid in the year immediately prior to termination in the event that the termination without Cause or resignation for Good Reason occurs within eighteen (18) months from the Start Date or (y) one and one-half years of Base Salary together with an amount equal to the Annual Bonus paid in the year immediately prior to termination in the event that the termination without Cause or resignation for Good Reason occurs after eighteen (18) months from the Start Date (“Termination Payment”). In addition to the Termination Payment, if Executive makes a timely election of continuation of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as amended, the Employer shall pay to Executive in a lump sum within thirty (30) days after such election is made an amount equal to twenty-four (24) months of the portion of premiums for Executive’s group health insurance coverage, including coverage for any of Executive’s eligible dependents. Payment of the Termination Payment together with the continued vesting of the Initial Grant after termination are subject to the Executive’s execution of a release of claims in favor of the Employer, its affiliates, and its respective officers and directors, in the form annexed hereto as Exhibit “A” (the “Release”) and such Release becoming effective within thirty (30) days following the termination date (such 30-day period, the “Release Execution Period”). The payment of the Termination Payment and the vesting of the Initial Grant shall take place after any revocation period in the Release has expired and shall include all payments that would have occurred had the Release become effective on the date Executive’s employment terminated.

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(c) Termination in the event of a Change in Control. In the event that Executive’s employment is terminated as a result of a Change in Control of Employer, Executive shall not be eligible to receive a Termination Payment as set forth herein. Instead, in the event that Executive’s employment is terminated upon the occurrence of a Change in Control, Executive shall receive at the closing of the Change in Control an amount equal to two hundred (200%) percent of the sum of (i) the Base Salary, and (ii) the Annual Bonus paid in the year immediately prior to such Change in Control. Any unvested portion of the Initial Grant shall be deemed fully vested as of the date of the closing of the Change in Control. An initial public offering by the Employer shall not be considered a Change in Control. The foregoing payments arising as a result of a Change in Control are subject to Executive’s execution and delivery (and non-revocation) of a general release and waiver of all claims, in the Employer’s customary form, not later than sixty (60) days following the Change in Control.

“Change in Control” means the occurrence of any of the following events; provided such event is a change in ownership or effective control of a corporation or a change in ownership of a substantial portion of the assets of a corporation, in each case, pursuant to Treasury Regulations Section 1.409A-3(i)(5):

(i) the consummation of (A) a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or (B) a sale or other disposition of all or substantially all the assets of the Company (each of the transactions referred to in clause (A) or (B) being hereinafter referred to as a “Reorganization”), unless, immediately following such Reorganization, (1) all or substantially all the individuals and entities who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act (or a successor rule thereto)) of shares of the Company’s common stock or other securities eligible to vote for the election of the Board outstanding immediately prior to the consummation of such Reorganization (such securities, the “Company Voting Securities”) beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Reorganization (including a corporation or other entity that, as a result of such transaction, owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Entity”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization, of the outstanding Company Voting Securities (excluding any outstanding voting securities of the Continuing Entity that such beneficial owners hold immediately following the consummation of such Reorganization as a result of their ownership prior to such consummation of voting securities of any corporation or other entity involved in or forming part of such Reorganization other than the Company, and (2) at least a majority of the members of the board of directors or other governing body of the Continuing Entity were Incumbent Directors at the time of the execution of the definitive agreement providing for such Reorganization or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization; or

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(ii) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company, unless such liquidation or dissolution is part of a transaction or series of transactions described in Section 1(c)(i) that does not otherwise constitute a Change in Control.

(d) Cause. The term “Cause” means (i) Executive’s continual and deliberate gross neglect in the performance of your material duties; (ii) Executive’s continual and deliberate failure to follow the lawful directives of the Board relating to Executive’s material duties and responsibilities; (iii) Executive’s engaging in willful misconduct in connection with the performance of any of Executive’s material duties, including, without limitation, falsifying or attempting to falsify documents, books or records of the Company or its subsidiaries, misappropriating or attempting to misappropriate funds or other property, or securing or attempting to secure any personal profit in connection with any transaction entered into on behalf of the Company or its subsidiaries; (iv) if Executive is reasonably determined to be subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act of 1933, as amended; or (v) conviction of a felony, fraud, embezzlement, or other crime involving dishonesty. A termination for Cause by the Employer of any of the events described in clauses (i), (ii), and (iii) above shall only be effective on thirty (30) days advance written notification, providing Executive the opportunity to cure, if reasonably capable of cure within such thirty (30)-day period; but no such notification is required if the Cause event is not reasonably capable of cure or the Board determines that its fiduciary obligation legally requires it to effect a termination for Cause immediately. In any event, the Board may suspend Executive with compensation while it conducts a good faith inquiry of whether grounds for Cause exist (provided that any such suspension will not constitute “Good Reason” for Executive’s resignation).

(e) Good Reason. The term “Good Reason” means the occurrence, without Executive’s express written consent, of: (i) any reduction in Base Salary of ten percent (10%) or more; (ii) a relocation of Executive’s assigned work location to a location more than twenty (20) miles from the location prior to such relocation; (iii) any breach by the Employer of any material provision of this Agreement; (iv) a change in title or reduction in the then-effective responsibilities of the Executive; or (v) a change in reporting structure that results in Executive no longer reporting directly to the Board; provided that Executive gives written notice to the Employer of the existence of such a condition within ninety (90) days of becoming aware of the condition, the Employer has at least thirty (30) calendar days but not more than sixty (60) calendar days from the date when such notice is provided to cure the condition without being required to make payments due to termination by the Employer for Good Reason (the “Cure Period”), such condition is uncured during such Cure Period and Executive actually terminates his employment for Good Reason within thirty (30) days after the expiration of the Cure Period.

(f) Disability. Either Party may terminate the Executive’s employment hereunder due to disability (“Disability”) if the Executive is unable, due to a mental or physical injury, illness or disorder, to perform the essential functions, duties and responsibilities of his position hereunder, after reasonable accommodation has been made for him for a period of more than one hundred twenty (120) days during any consecutive three hundred and sixty-five (365) day period.

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5. Business Expenses. Upon presentation of reasonable substantiation and documentation as the Employer may specify from time to time, the Executive shall be reimbursed in accordance with the Employer’s expense reimbursement policy, for all reasonable out-of-pocket business expenses incurred and paid by the Executive during the Term and in connection with the performance of the Executive’s duties hereunder. To the extent the Executive is provided with the use of the Employer’s credit or charge card for purposes of business expenses, such credit or charge card shall not be used to incur any personal (non-business-related) expenses; any personal expenses inadvertently charged to such card shall be reimbursed immediately by the Executive to the Employer.

6. Confidentiality and Intellectual Property.

(a) Confidential Information. The Executive acknowledges that the Executive will occupy a position of trust and confidence. The Employer will, from time to time, disclose to the Executive, and the Executive will require access to and may generate confidential and proprietary information (no matter how created or stored) concerning the business practices, products, services, and operations of the Employer which is not known to their competitors or within their industry generally and which is of great competitive value to them, including, but not limited to: (i) Trade Secrets, inventions, mask works, ideas, concepts, drawings, materials, documentation, procedures, diagrams, specifications, models, processes, formulae, source and object codes, data, software, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques; (ii) information regarding research, development, products, marketing plans, market research and forecasts, bids, proposals, quotes, business plans, budgets, financial information and projections, overhead costs, profit margins, pricing policies and practices, accounts, processes, planned collaborations or alliances, licenses, suppliers and customers; (iii) operational information including deployment plans, means and methods of performing services, operational needs information, and operational policies and practices; and (iv) any information obtained by the Employer from any third party that the Employer treats or agrees to treat as confidential or proprietary information of the third party (collectively, “Confidential Information”). The Executive acknowledges and agrees that Confidential Information includes Confidential Information disclosed to the Executive prior to entering into this Agreement.

(b) Trade Secrets. “Trade Secrets” means any information, including any data, plan, drawing, specification, pattern, procedure, method, computer data, system, program or design, device, list, tool, or compilation, that relates to the present or planned business of the Employer and which: (i) derives economic value, actual or potential, from not being generally known to, and not readily ascertainable by proper means to, other persons who can obtain economic value from their disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain their secrecy. To the extent that the foregoing definition is inconsistent with a definition of “trade secret” under applicable law, the latter definition shall control.

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(c) Restrictions On Use and Disclosure of Confidential Information. The Executive recognizes that the Employer’s business interests require the full protection of their respective Confidential Information. The Executive agrees during his employment and after his employment ends, the Executive will hold the Confidential Information in strict confidence and will neither use the information nor disclose it to anyone, except to the extent necessary to carry out the Executive’s responsibilities as an employee of the Employer or as specifically authorized in writing by a duly authorized officer of the Employer. The Parties agree that the restrictions in this Section will not apply to any portion of the Confidential Information which: (i) was known to the public prior to its disclosure to the Executive; (ii) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided, if permitted, that the Executive provides the Employer with prior notice of the contemplated disclosure and cooperates with the Employer at its expense in seeking to protect such information). Nothing in this Agreement shall be deemed to prohibit the Executive from disclosing any concerns about suspected unlawful conduct to any proper government authority subject to proper jurisdiction. This provision shall survive the termination of the Executive’s employment for so long as the Employer maintains the secrecy of the Confidential Information and the Confidential Information has competitive value and to the extent such information is otherwise protected by statute for a longer period, for example and not by way of limitation, the Defend Trade Secrets Act of 2016 (“DTSA”), then until such information ceases to have statutory protection.

(d) Defend Trade Secrets Act. Misappropriation of a Trade Secret of the Employer in breach of this Agreement may subject the Executive to liability under the DTSA, entitle the Employer to injunctive relief, and require the Executive to pay compensatory damages, double damages, and attorneys’ fees to the Employer. Notwithstanding any other provision of this Agreement, the Executive hereby is notified in accordance with the DTSA that the Executive will not be held criminally or civilly liable under a federal or state law for the disclosure of a trade secret that is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If the Executive files a lawsuit for retaliation by the Employer for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding, provided that the Executive must file any document containing the trade secret under seal, and must not disclose the trade secret, except pursuant to court order.

(e) Ownership of Inventions. All ideas, data, deliverables, reports, work products, innovations, improvements, know-how, inventions, designs, developments, techniques, methods and other results of the Executive’s employment with the Employer (in draft and final forms), and all related documentation (such as, but not limited to, notes, records, documents, drawings, and designs), which the Executive makes, conceives, reduces to practice, or develops in whole or in part, either alone or jointly with others, in connection with his services to the Employer or which relate to any Confidential Information (collectively, the “Inventions”) will be the sole and exclusive property of the Employer, and will be considered “works made for hire” pursuant to the United States Copyright Act (17 U.S.C. Section 101). The Executive hereby assigns to the Employer or its designees all of the Executive’s right, title and interest in and to all of the foregoing without compensation. To the extent the Executive has any “moral rights” in the Inventions which are not assignable by law, the Executive hereby waives any such moral rights relating to the Inventions, including any and all rights of identification of authorship and any and all rights of approval, restriction or limitation on use or subsequent modifications. The Executive further represents that, to the best of the Executive’s knowledge and belief, none of the Inventions that the Executive creates will violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights of any person, firm or corporation, and that the Executive will use the Executive’s commercially reasonable efforts to prevent any such violation.

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7. Covenants Not To Solicit. During the Executive’s employment with the Employer and for a period of twelve (12) months following the termination of the Executive’s employment (the Restricted Period”), the Executive shall not, directly or indirectly, solicit, induce, recruit or encourage any Protected Personnel of the Employer to leave their employment, or end their engagement with the Employer, to provide services for the Executive or any other person, business, or organization. “Protected Personnel” means: (i) any person currently employed or engaged as an independent contractor by the Employer and (ii) any former employee or independent contractor of the Employer for a period of nine (9) months after termination of such employee’s employment, or independent contractor’s engagement, with the Employer.

8. Indemnification.

(a) Executive shall be provided defense and indemnification in accordance with the bylaws and certificate of incorporation of the Employer.

(b) To the maximum extent permitted by applicable law, Executive shall be provided such defense, indemnification, and advancement as is provided by the Employer on the date hereof or, if more beneficial to the Executive in any circumstances presented, as subsequently amended.

9. Insurance. The Employer agrees to use its best efforts to ensure that it maintains at all times during the Term and for six (6) years thereafter a directors’ and officers’ liability insurance policy covering Executive for an amount that shall be set in the discretion of the Board.

10. Injunctive Relief. Executive and Employer agree that each party would suffer irreparable harm from Executive’s breach of any of the covenants or agreements contained in Agreement, for which there is no adequate remedy at law. Therefore, in the event of the actual or threatened breach by a party of any of the provisions of this Agreement, each affected party, its respective successors or assigns, may, in addition and supplementary to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance, injunctive or other relief (without the necessity of posting bond or security) in order to enforce compliance with, or prevent any violation of, the provisions of this Agreement; and will be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Executive from engaging in activities prohibited by this Agreement, or such other relief as may be required to specifically enforce any of the covenants contained in this Agreement. Executive agrees that the restrictive covenants in this Agreement are reasonable with respect to their duration, geographical area, and scope. In the event that any of the provisions of the foregoing restrictive covenants relating to the geographic or temporal scope of such covenants or the nature of the business or activities restricted thereby are declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems enforceable, such provision shall be deemed to be replaced in this Agreement by the maximum restriction deemed enforceable by such court.

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11. Survival of Provisions. The obligations contained in Sections 7, 8, 9, 13 and 19 shall survive the termination of the Executive’s employment with the Employer and shall be fully enforceable thereafter.

12. Return of Property. On the date of the Executive’s termination of employment with the Employer for any reason, the Executive shall return all property belonging to the Employer and not retain any copies, including, but not limited to, any keys, access cards, badges, laptops, computers, cell phones, wireless electronic mail devices, USB drives, other equipment, documents, reports, files, and other property provided by or belonging to the Employer.

13. Non-Disparagement. During the Executive’s employment and following termination of employment for whatever reason, the Executive shall not, directly or indirectly, make or publish denigrating or derogatory remarks, comments, or statements (whether written or oral) in any forum or through any medium of communication regarding the Employer, its services, or any of its owners, managers, officers, employees, or consultants. Notwithstanding the foregoing, nothing in this section shall or shall be deemed to prevent or impair the Executive from making truthful statements in any legal or administrative proceeding or from otherwise complying with legal requirements.

14. Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been given when delivered by email with return receipt requested, by hand or mailed by nationally recognized overnight delivery service, addressed, to the Parties’ addresses specified below or to such other address as any Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt:

To the Employer:

Polomar Health Services, Inc.

Attn: Chairperson, Compensation Committee

32866 US Hwy. 19 N

Palm Harbor, FL 34684

Email: dspiegel@ieslifesciences.com

To the Executive:

Mr. Terrence M. Tierney

245 E 54th Street, # 9S

New York, NY 10022

Email: terry@t2m.nyc

15. Tax Matters.

(a) Withholding. The Employer may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

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(b) Code Section 409A. The payments described in this Agreement are intended either to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent they are subject to Code Section 409A, or to be exempt from such requirements, regulations and guidance (where an exemption is available), and will be construed accordingly. Notwithstanding any other provision of this Agreement, the Parties agree that the Employer has the right, to the extent the Employer deems necessary or advisable, in its sole discretion, to unilaterally amend this Agreement to ensure that the payments hereunder comply with Section 409A. The Employer is not responsible for and makes no representation or warranty whatsoever in connection with the tax treatment hereunder, and the Executive should consult his own tax advisor, including without limitation the applicability of Code Section 409A as to the tax effect of amounts payable to the Executive under this Agreement. In any case, the Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Executive in connection with this Agreement (including any taxes and penalties under Code Section 409A), and neither the Employer nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Executive harmless from any or all of such taxes or penalties. .

(c) If any payment or benefit Executive will or may receive from the Employer or otherwise would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code (a “280G Payment”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the full amount of such 280G Payment or (y) such lesser amount as would result in no portion of such 280G Payment being subject to the Excise Tax, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a 280G Payment is required pursuant to the preceding sentence, the reduction will occur in the the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; and reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Executive’s equity awards. Unless Executive and Employer agree on an alternative accounting firm or law firm, the accounting firm engaged by the Employer for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Employer is serving as accountant or auditor for the individual, entity or group effecting the change in control transaction, the Employer shall appoint a nationally recognized accounting or law firm to make the determinations required hereunder. The Employer shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Employer shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Employer within thirty (30) days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or Employer) or such other time as requested by Executive or the Employer.

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(d) If Executive receives a 280G Payment for which the Reduced Amount was determined pursuant to this Section and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agree to promptly return to the Employer a sufficient amount of the Payment (after reduction pursuant to this Section so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to this Section, Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

16. Assignment. The Executive may not assign any part of the Executive’s rights or obligations under this Agreement. The Executive agrees and hereby consents that the Employer may assign this Agreement to a third party that acquires or succeeds to the Employer’s business, that the provisions hereof are enforceable against the Executive by such assignee or successor in interest, and that this Agreement shall become an obligation of, inure to the benefit of, and be assigned to, any legal successor or successors to the Employer.

17. Headings. Titles or captions of sections or paragraphs contained in this Agreement are intended solely for the convenience of reference, and shall not serve to define, limit, extend, modify, or describe the scope of this Agreement or the meaning of any provision hereof. The language used in this Agreement is deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any person.

18. Severability. The provisions of this Agreement are severable. The unenforceability or invalidity of any provision or portion of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement, it being intended that all rights and obligations of the Parties hereunder shall be enforceable to the full extent permitted by applicable law.

19. Governing Law; Venue. This Agreement, the rights and obligations of the Parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of New York (without regard to its conflicts of laws provisions). Except as provided in Section 20 (Arbitration) of this Agreement, the Parties consent to the personal jurisdiction of the New York County Supreme Court and further agree to the exclusive jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York, as applicable, in connection with, or incident to, any dispute, claim, case, controversy or matter arising out of or relating to Executive’s employment or this Agreement, to the exclusion of the courts of any other state, territory or country. The Parties knowingly, willingly, and voluntarily, WAIVE ALL RIGHT TO TRIAL BY JURY in any such proceedings.

20. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, its enforcement, arbitrability or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions and Employee’s employment with the Employer, including any alleged violation of statute, common law or public policy shall be submitted to final and binding arbitration before the American Arbitration Association (“AAA”) to be held in New York, NY before a single arbitrator, in accordance with then-current AAA Employment Arbitration Rules. The arbitrator shall issue a written opinion stating the essential findings and conclusions on which the arbitrator’s award is based. Employer will pay the arbitrator’s fees and arbitration expenses and any other costs unique to the arbitration hearing (recognizing that each side bears its own deposition, witness, expert and attorney’s fees and other expenses to the same extent as if the matter were being heard in court). If, however, any party prevails on a statutory claim that affords the prevailing party attorneys’ fees and costs, then the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party. Any dispute as to who is a prevailing party, and/or the reasonableness of any fee or costs shall be resolved by the arbitrator.

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__TT____By initialing here, Executive acknowledges he has read this paragraph and agrees with the arbitration provision herein.

21. Waiver; Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and a duly authorized officer of the Employer. No waiver by either Party hereto at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

22. Recitals; Entire Agreement. The Recitals are hereby incorporated into this Agreement. This Agreement and the Award Agreement sets forth the entire agreement of the Parties with respect to the subject matter contained herein and supersedes any and all prior agreements or understandings between the Executive and the Employer with respect to the subject matter hereof. No agreements, inducements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party which are not expressly set forth in this Agreement.

23. Counterparts. This Agreement may be executed in counterparts, and each executed counterpart shall have the efficacy of a signed original and may be transmitted by facsimile or email. Each copy, facsimile copy, or emailed copy of any such signed counterpart may be used in lieu of the original for any purpose.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Executive Employment Agreement effective as of the date first written above.

POLOMAR HEALTH SERVICES, INC.:

By:	/s/ David Spiegel

Name:	David Spiegel

Title:	Director/Chairman – Compensation Committee

By:	/s/ Gabriel Del Virginia

Name:	Gabriel Del Virginia

Title:	Director/Member – Compensation Committee

EXECUTIVE:

/s/ Terrence M. Tierney
Terrence M. Tierney

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EXHIBIT A

General Release and Covenant Not to Sue

TO ALL WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW THAT:

1. Terrence M. Tierney., (“Executive”), on Executive’s own behalf and on behalf of Executive’s descendants, dependents, heirs, executors and administrators and permitted assigns, past and present, in consideration for the amounts payable and benefits to be provided to Executive under that employment agreement made effective as of September 1, 2025 (the “Employment Agreement”) by and between Executive and Polomar Health Serviced, Inc. (“Employer”), does hereby covenant not to sue or pursue any litigation or arbitration against, and waives, releases and discharges the Employer, its assigns, affiliates, subsidiaries, parents, predecessors and successors, and the past and present employees, officers, directors, representatives and agents of any of them (collectively, the “Releasees”), from any and all claims, demands, rights, judgments, defenses, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that Executive ever had, now has or shall or may have or assert as of the date of this ‘General Release and Covenant Not to Sue’ against the Releasees relating to his employment with the Employer or the termination thereof or his service as an officer or director of any subsidiary or affiliate of the Employer or the termination of such service, including, without limiting the generality of the foregoing, any claims, demands, rights, judgments, defenses, actions, charges or causes of action related to employment or termination of employment or that arise out of or relate in any way to the Age Discrimination in Employment Act of 1967 (“ADEA”), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, and any other Federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, wages and hours, or leave from work, and all claims under Federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs; provided, however, that nothing herein shall release the Employer from (a) any of its obligations to Executive under the Employment Agreement (including, without limitation, its obligation to pay the amounts and provide the benefits upon which this General Release and Covenant Not to Sue is conditioned), (b) any rights Executive may have to indemnification under any law, charter or by-laws (or similar documents) of, or any agreement with, any member of the Releasees or otherwise, (c) any right or claim of contribution Executive may have with respect to any third-party claim, or (d) any insurance coverage under any directors and officers insurance or similar policies.

2. Executive further agrees that his General Release and Covenant Not to Sue may be pleaded as a full defense to any action, suit or other proceeding covered by the terms hereof that is or may be initiated, prosecuted or maintained by Executive or Executive’s heirs or assigns. Executive understands and confirms that Executive is executing this “General Release and Covenant Not to Sue” voluntarily and knowingly, but that this “General Release and Covenant Not to Sue” does not affect Executive’s right to claim otherwise under ADEA. In addition, Executive shall not be precluded by this “General Release and Covenant Not to Sue” from filing a charge with any relevant Federal, state or local administrative agency, but Executive agrees to waive Executive’s rights with respect to any monetary or other financial relief arising from any such administrative proceeding.

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3. In furtherance of the agreements set forth above, Executive hereby expressly waives and relinquishes any and all rights under any applicable statute, doctrine or principle of law restricting the right of any person to release claims that such person does not know or suspect to exist at the time of executing a release, which claims, if known, may have materially affected such person’s decision to give such a release. In connection with such waiver and relinquishment, Executive acknowledges that Executive is aware that Executive may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those that Executive now knows or believes to be true, with respect to the matters released herein. Nevertheless, it is the intention of Executive to release all such matters fully, finally and forever, and all claims relating thereto, that now exist, may exist or theretofore have existed, as specifically provided herein. The parties hereto acknowledge and agree that this waiver shall be an essential and material term of the release contained above. Nothing in this paragraph is intended to expand the scope of the release as specified herein.

4. In the event any of the Releasees brings a civil action or arbitration proceeding against Executive (other than a civil action or arbitration proceeding to enforce this General Release and Covenant Not to Sue) then this General Release and Covenant Not to Sue shall be of no further force and effect and Executive shall be permitted to bring claims against the Releasees that would have been otherwise barred by this General Release and Covenant Not to Sue.

5. This General Release and Covenant Not to Sue shall be governed by and construed in accordance with the laws of the District of Columbia applicable to agreements made and to be performed entirely within such state without regard to principles of conflicts of laws, provided, however, that the arbitration provisions of the Employment Agreement shall be governed solely by the Federal Arbitration Act.

6. To the extent that Executive is forty (40) years of age or older, this paragraph shall apply. Executive acknowledges that Executive has been offered a period of time of at least twenty-one (21) days to consider whether to sign this ‘General Release and Covenant Not to Sue,’ which Executive has waived, and the Employer agrees that Executive may cancel this ‘General Release and Covenant Not to Sue’ at any time during the seven (7) days following the date on which this ‘General Release and Covenant Not to Sue’ has been signed by all parties to this “General Release and Covenant Not to Sue.” To cancel or revoke this General Release and Covenant Not to Sue, Executive must deliver to the Employer written notice stating that Executive is canceling or revoking this “General Release and Covenant Not to Sue.” If this General Release and Covenant Not to Sue is timely cancelled or revoked, none of the provisions of this General Release and Covenant Not to Sue shall be effective or enforceable and the Employer shall not be obligated to make the payments to Executive or to provide Executive with the other benefits described in Section 4(b)(i) of the Employment Agreement, and all contracts and provisions modified, relinquished or rescinded hereunder shall be reinstated to the extent in effect immediately prior hereto. Executive is hereby advised to seek legal counsel prior to signing this “General Release and Covenant Not to Sue.”

7. Executive acknowledges and agrees that Executive has entered this “General Release and Covenant Not to Sue” knowingly and willingly and has had ample opportunity to consider the terms and provisions of this General Release and Covenant Not to Sue.

IN WITNESS WHEREOF, the undersigned has caused this General Release and Covenant Not to Sue to be executed on this _____day of ________________, 20__.

Terrence M. Tierney

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